Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-106062 and 333-106064 of Caraustar Industries, Inc. on Form S-8 of our report dated June 29, 2009, (which expresses an unqualified opinion and included an explanatory paragraph concerning substantial doubt about Caraustar Industries, Inc. Employees’ Savings Plan’s ability to continue as a going concern), appearing in this Annual Report on Form 11-K of Caraustar Industries, Inc. Employees’ Savings Plan for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
June 29, 2009